Exhibit 10.3

EVERUS CONSTRUCTION GROUP, INC.
LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN
RESTRICTED STOCK UNIT (“RSU”) AWARD NOTICE
[Grant Date]
[Participant Name]
This Award Notice evidences the award of RSUs (the “Award”) that have been granted to you (the “Participant”) pursuant to an action of the Everus Construction Group, Inc. (the “Company”) Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), subject to the Participant’s acceptance of the terms of this Award Notice, the RSU Award Agreement, which is attached hereto (the “Award Agreement”), and the Everus Construction Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”).
When vested, each RSU entitles the Participant to receive one share of common stock of the Company (the “Shares”) which are authorized but not issued shares (subject to the terms hereof).
The RSUs are granted pursuant to the terms of the Plan and the attached Award Agreement (Annex A), the terms and provisions of both of which are incorporated by reference herein.

Grant Date:	[Grant Date]
Number of RSUs:	[No. of Shares] RSUs, subject to adjustment as provided under Section 4.2 of the Plan.
Vesting Schedule:
Subject to the provisions of the Award Agreement and the Plan, the RSUs shall vest in respect of one-third of the RSU Shares on each of the first, second, and third anniversaries of the Grant Date (each a “Vesting Date”); provided that the Participant remains continuously employed by the Company and/or any Subsidiary and/or any entity that controls or is under common control with the Company or any Subsidiary (an “Affiliate”) through the applicable Vesting Date.
Except for termination of employment due to death or Disability or in the event of a Qualifying Termination, any unvested portion of the Award will be forfeited and/or cancelled on the date the Participant ceases to be an employee of the Company or an Affiliate.

For purposes of this Award:
“Cause” means (a) if the Participant is party to a written employment agreement that defines just cause or a similar term, the definition set forth in such agreement, or (b) if the Participant is not a party to a written employment agreement that defines just cause, then it means (i) the Participant’s fraud or dishonesty that has resulted, or is likely to result, in material economic damage to the Company or a Subsidiary, (ii) the Participant’s willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company if such conduct is not cured within ten days of written notice from the Company or a Subsidiary, in each case as determined in good faith by a vote of at least two-thirds of the non-employee members of the Board at a meeting of the Board at which the Participant is provided an opportunity to be heard, or (iii) anything that would constitute just cause for the termination of the Participant’s employment or engagement, as applicable, or constitute a fundamental breach of the Participant’s obligations to the Company or its Subsidiaries, as interpreted by the courts of Ontario (or such other applicable Canadian court of competent jurisdiction) from time to time.
“Good Reason” means (a) if the Participant is a party to a written employment agreement that defines such term, the definition set forth in such agreement, or (b) if not otherwise defined, then it means the occurrence of any of the following without the Participant’s prior written consent:
(a)A reduction of the Participant’s annual base salary, target annual incentive, or target annual long-term incentive opportunity, in each case, from that in effect immediately prior to the Change in Control, or if higher, that in effect at any time thereafter;
(b)A relocation of the Participant’s primary place of employment by more than fifty miles; or
(c)Any material reduction in the Participant’s titles, authority, reporting relationship, duties, or responsibilities.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (c) within ninety days after the Participant first becomes aware of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s resignation (or Separation from Service within the meaning of 26 U.S. Code § 409A if applicable) must occur effective, if at all, within thirty days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (c) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a notice of termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.
“Qualifying Termination” means a termination of the Participant’s employment during the two-year period beginning on and including the date of a Change in Control, by the Participant for Good Reason or by the Company other than for Cause, death, or Disability.

Settlement Date:
Except as otherwise expressly provided in the Award Agreement and the Plan, each vested RSU will be settled in Shares as soon as practicable following vesting but in no event later than sixty days after such RSUs vest.

THESE RSUs ARE SUBJECT TO FORFEITURE AS PROVIDED HEREIN.
Subject to the terms of the Plan, decisions and interpretations of the Committee are final, conclusive, and binding upon any questions arising under the Award Agreement or the Plan.
The Participant must accept this Award Notice by logging onto their account with Fidelity Investments and accepting this Award Notice and the Award Agreement. If the Participant fails to do so, the RSUs will be null and void. By accepting the RSUs granted to the Participant in this Award, the Participant agrees to be bound by all of the provisions set forth in this Award Notice, the Award Agreement, and the Plan.
Attachments:
Annex A: Restricted Stock Unit Award Agreement

ANNEX A
RESTRICTED STOCK UNIT (“RSU”) AWARD AGREEMENT
It is understood and agreed that the Award of RSUs evidenced by the Award Notice to which this is annexed is subject to the following additional terms and conditions.
1.Grant of RSUs. On the Grant Date, the Participant was awarded the number of RSUs set forth in the Award Notice.
2.Vesting of RSUs. The RSUs shall become vested and nonforfeitable in accordance with the Vesting Schedule set forth in the Award Notice. Except as otherwise provided in this Section 2, if the Participant ceases to be an employee of the Company or an Affiliate, whether initiated by the Participant or the Company and for any reason, all rights to the RSUs that have not vested prior to the date of the Participant’s termination of employment shall terminate immediately and be forfeited in their entirety without compensation to the Participant, and the forfeited RSUs shall be cancelled.
(a)Death or Disability. In the event of the Participant’s death or Disability, the RSUs shall become immediately fully vested as of the date of such death or Disability.
(b)Qualifying Termination. If the Participant experiences a Qualifying Termination, any Replacement Award granted in respect of the RSUs shall vest in full immediately upon the date of such termination of employment.
3.Settlement of RSUs. Subject to Section 9, vested RSUs shall be settled by the issuance of Shares as soon as reasonably practicable (and in no event later than sixty days) following the earliest to occur of (a) the originally scheduled Vesting Date, (b) the Participant’s death, (c) the Participant’s Disability, and (d) the Participant’s last day of active employment for any reason within two years following a Change in Control.
4.Retention of Shares. Executives are required to own Shares at designated multiples of their base salary. If the Participant has not achieved an applicable stock ownership requirement, the Company may require the Participant to hold additional net after-tax Shares received under this Award until the requirement is met.
5.Voting Rights. Since RSUs do not represent actual Shares, no voting rights or other rights as a stockholder of the Company arise with respect to the RSUs until Shares have been delivered to the Participant upon settlement of the RSUs.
6.Tax Withholding. It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. The Company makes no representations that any Awards or Shares shall qualify for any particular tax treatment, and neither the Company nor any of its Affiliates shall be held responsible for any tax consequences (including penalties and interest) to the Participant as a result of the Participant’s participation in the Plan. The exercise, surrender or settlement of each Award granted under the Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of any and all taxes and other source deductions or other amounts which the Company or any of its Affiliates is required by law to withhold or deduct from any amounts to be paid or credited hereunder is required under applicable law in respect of such exercise, surrender or settlement, such exercise, surrender or settlement is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may require a Participant to: (i) pay to the Company or the applicable Subsidiary sufficient cash as is reasonably determined by the Company or the Subsidiary to be the amount necessary to permit the required tax remittance to the relevant taxing authority; or (ii) make other arrangements acceptable to the Company or the applicable Subsidiary to fund the required tax remittance. The Company or the applicable Subsidiary may withhold from any amount payable to a Participant otherwise than under the Plan, such amount as may be necessary so as to ensure that the Company and/or the Subsidiary, as the case may be, will be able to comply with the applicable provisions of any federal, provincial, state, local or other territorial law relating to the withholding of tax or any other required deductions.
7.Non-Guarantee of Employment Relationship or Future Awards. Nothing in the Plan, the Award Notice, or this Award Agreement will be construed as a contractual right for the Participant to continue in the employ of the Company or an Affiliate for any period of time, or as a limitation of the right of the Company or an Affiliate to terminate the employment of the Participant with or without cause (whether or not such termination results in the forfeiture of any of the Participant’s RSUs), or as a right to any future Awards.
8.Non-transferability of RSUs. No RSUs granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
9.Personal Information. The Participant agrees that the Company and its suppliers or vendors may collect, use, and disclose the Participant’s personal information for the purposes of the implementation, management, administration, and termination of the Plan.
10.Amendment. The Committee may amend, alter, modify, suspend, or terminate the Award Notice or this Award Agreement at any time and from time to time, in whole or in part; provided, however, no amendment, alteration, modification, suspension, or termination of the Award Notice or Award Agreement shall adversely affect in any material way the Award Notice or this Award Agreement, without the Participant’s written consent, except to the extent such amendment, alteration, modification, suspension, or termination is reasonably determined by the Committee in its sole discretion to be necessary to comply with applicable laws, rules, regulations, or is necessary for such approvals by any governmental agencies or national securities exchanges as may be required.
11.Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, beneficiaries, executors, legal representatives, successors and assigns.
12.Integrated Agreement. The Award Notice, this Award Agreement, and the Plan constitute the entire understanding and agreement between the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein.

13.Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, its Board of Directors, or the Committee.
14.Notices. Any notice hereunder to the Company shall be addressed to its office, 1730 Burnt Boat Drive, Bismarck, ND 58503; Attention: Chief Legal Officer, and any notice hereunder to the Participant shall be addressed to the Participant at the address on file with the Company, subject to the right of either party to designate at any time hereafter in writing some other address.
15.Governing Law and Severability. To the extent not preempted by federal law, the Award Notice and this Award Agreement shall be governed and construed in accordance with the laws of the Province of Ontario, without regard to conflicts of law provisions. In the event any provision of the Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
16.Definitions. Capitalized terms not otherwise defined herein or in the Award Notice shall have the meanings given to them in the Plan.
17.Construction. Captions and titles contained in this Award Agreement are for convenience only and shall not affect the meaning or interpretation of any provision of this Award Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
18.Conformity. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of the Award Notice, this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in the Award Notice or this Award Agreement or any matters as to which the Award Notice and this Award Agreement are silent, the Plan shall govern. Any conflict between the terms of the Award Notice and the Award Agreement shall be resolved in accordance with the terms of the Award Agreement.
19.Dividend Equivalents. Dividend Equivalents will not be earned or issued with respect to any RSUs or Shares issued pursuant to the Award.
20.Affirmative and Restrictive Covenants.
(a)Confidential Information.
Note. The restrictive covenants against competition and covenants against the solicitation of customers set forth in Sections 20(c) and 20(e), respectively, are only intended to be enforceable to the extent permissible under applicable law. To the extent the Participant’s jurisdiction of employment or engagement (as applicable) prohibits the applicability of a covenant against non-competition (e.g., where void by employment standards legislation in Ontario) or the applicability of a covenant against the non-solicitation of customers, such a covenant will not be enforceable by the Employer Group. To the extent the Participant’s jurisdiction of employment or engagement (as applicable) restricts the applicability of a covenant against non-competition or the applicability of a covenant against the non-solicitation of customers, such a covenant shall be applied and interpreted as only applying to the maximum extent permissible under applicable law.
If any of the following covenants are determined to be prohibited or restricted, it shall be severable from the remainder of the covenants and shall not invalidate or affect the other provisions of this Award Agreement, which shall remain in full force and effect and shall be enforceable according to its terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.
(i)    Nondisclosure of Confidential Information. The Participant understands and acknowledges that during the course of employment by the Company or any of its Subsidiaries (the “Employer Group”), the Participant will have access to and learn about Confidential Information. The Participant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow such information to be disclosed, published, communicated, or made available, in whole or in part, to any entity or person whatsoever, including other employees of the Employer Group, not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of the Participant’s authorized employment duties to the Employer Group or with the prior consent of the Participant’s superior acting on behalf of the Employer Group in each instance and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of the Participant’s authorized employment duties to the Employer Group or with the prior consent of the Participant’s superior acting on behalf of the Employer Group in each instance and then, such disclosure shall be made only within the limits and to the extent of such duties or consent.
(ii)    Definition of Confidential Information. For purposes of this Award Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, work-in-process, technologies, databases, manuals, records, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists, developments, reports, internal controls, security procedures, sales information, revenue, and costs of the Employer Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to the Employer Group in confidence. The Participant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.
(iii)    Exceptions to Nondisclosure.
(I)    Nothing in this Award Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.
(II)    Nothing in this Award Agreement prohibits or restricts the Participant from filing a charge or complaint with any regulatory or self-regulatory organization, or any other federal or provincial regulatory authority (“Government Agencies”) in accordance with applicable law. The Participant further understands that this Award Agreement does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Employer Group.
(b)Acknowledgment of Legitimate Business Interests. The Participant understands and acknowledges that: (i) the nature of the Participant’s position gives the Participant access to and knowledge of Confidential Information and places the Participant in a position of trust and confidence with the Employer Group; (ii) the Participant will obtain knowledge and skill relevant to the Employer Group’s industry and methods of doing business, and (iii) the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure by the Participant is likely to result in unfair or unlawful competitive activity.
(c)Non-Competition.
(i)    Restrictions. Because of the Employer Group’s legitimate business interest as described in this Award Agreement and the good and valuable consideration offered to the Participant, the receipt and sufficiency of which is acknowledged, during the Restricted Period, the Participant agrees and covenants not to engage in Prohibited Activity within the Restricted Territory.
(ii)    Definitions. For purposes of this Award Agreement:
“Prohibited Activity” is activity in which the Participant contributes the Participant’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in competition with the Employer Group engaged in the same or similar business as the Employer Group, including those engaged in the field of electrical and mechanical contracting and construction services, and electrical transmission and distribution projects for utility, commercial, industrial, and renewable energy clients (the “Business”). Prohibited Activity also includes activity that may require or inevitably require the use or disclosure of trade secrets, proprietary information, or other Confidential Information. The Company regards as its primary, but not exclusive, competitors the following businesses and entities, or individuals: Quanta Services, Inc., EMCOR Group, Inc., MasTec, Inc., APi Group Corporation, Comfort Systems USA, Inc., Primoris Services Corporation, Dycom Industries, Inc., MYR Group Inc., IES Holdings, Inc., and Centuri Holdings, Inc. Nothing in this Award Agreement shall prohibit the Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Participant is not a controlling person of, or a member of a group that controls, such corporation.
“Restricted Period” means the period of the Participant’s employment with the Employer Group and 12 months immediately following the termination of the Participant’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary.
“Restricted Territory” means the Province of Ontario.
(iii)    Exceptions. This Section 20(c) does not, in any way, restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Participant shall promptly provide written notice of any such order to the Company’s Chief Legal Officer.
(d)Non-Solicitation of Employees.
(i)    Restrictions. The Participant understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. The Participant agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer Group, or any employee who has been employed by the Employer Group in the six months preceding the last active day of Participant’s employment (collectively, a “Covered Employee”), or induce the termination of employment of any Covered Employee, for a period of 12 months immediately following the termination of the Participant’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary during the Restricted Period. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, and any other social media platform, whether or not in existence at the time of entering into this Award Agreement.
(ii)    Exceptions. This Section 20(d) does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, the Participant from exercising protected rights that cannot be waived by agreement.

(e)Non-Solicitation of Customers; Restrictions. The Participant understands and acknowledges that because of the Participant’s experience with and relationship to the Employer Group, the Participant will have/has had and will continue to have access to and will learn/has learned and will continue to learn about much or all of the Employer Group’s Customer Information, including, but not limited to, Confidential Information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales or services. The Participant agrees and covenants, for a period of 12 months immediately following the termination of the Participant’s employment with the Employer Group, regardless of the reason for the termination, whether voluntary or involuntary during the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, or instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram, X (formerly Twitter), TikTok, or any other social media platform, whether or not in existence at the time of entering into this Award Agreement, or meet with the Employer Group’s current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer Group or that are engaged in the Business.
(f)Non-Disparagement. The Participant agrees and covenants that the Participant will not at any time make, publish, or communicate to any person or entity or in any public forum any maliciously false, defamatory or disparaging remarks, comments, or statements concerning the Employer Group or its businesses, or any of its employees, officers, or directors, now or at any time in the future or during the employment relationship and after the termination of the Participant’s employment for any reason. This Section 20(f) does not, in any way, restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement. Nothing in this Section 20(f) prevents the Participant from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
(g)Reasonableness and Other Employee Acknowledgments. The Participant further acknowledges and agrees that: (i) the restrictive covenants and other terms and conditions of this Award Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer Group; (ii) the Participant will be reasonably able to earn a living without violating the terms of this Award Agreement; (iii) the Participant will not be subject to undue hardship by reason of the Participant’s full compliance with the terms and conditions of this Award Agreement or the Employer Group’s enforcement of it; (iv) the amount of the Participant’s compensation reflects, in part, the Participant’s obligations and the Employer Group’s rights under this Award Agreement; and (v) the Participant has no expectation of any additional compensation or other payment of any kind not otherwise referenced herein in connection with this Award Agreement.
(h)Breach of Covenants. In the event of a breach of any of the covenants contained in this Section 20: (i) any unvested portion of the RSUs shall be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Award Agreement or the Plan; and (ii) the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
(i)Judicial Modification. The parties hereto agree that the covenants and restrictions contained in this Section 20 of this Award Agreement are necessary to protect the legitimate business interests of the Company, and that irreparable harm and damage will be done to the Company in the event that the Participant violates such covenants. The Participant has carefully read and considered the provisions of this Section 20 and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company. The Participant further agrees and acknowledges that the provisions of this Section 20 are reasonable with respect to duration, geographic area, and scope considering the Participant’s access to the Company’s customer relationships and other relevant factors, and agrees that the Company’s need for the protection afforded herein is greater than any hardship the Participant might experience by complying with the terms set forth herein. If a final judicial determination is made by a court of competent jurisdiction that the time, territory, scope or other restrictions contained in this Section 20 of this Award Agreement is an unreasonable or otherwise unenforceable restriction against the Participant, neither this Award Agreement nor the provisions of this Section 20 shall be rendered void, but shall be deemed amended to apply as to such maximum time, territory, scope and to such other extent as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved.
(j)Survival. The parties’ rights and obligations under this Section 20 survive the termination of the Participant’s employment with the Employer Group.